INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

      We consent to the inclusion in this Registration Statement of SVC Financial Services, Inc. on Form SB-2 of our report dated March 10, 2005, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of SVC Financial Services, Inc. as of September 30, 2004 and for the years ended September 30, 2004 and 2003, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.


/s/ Pohl, McNabola, Berg & Company LLP

San Francisco, California November 9, 2005